www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
~ Earnings per Share Increased 17.9% to $1.45 ~
~ Raises Full Year 2012 EPS Guidance ~
~ Sales Increased 9.6% to $1.29 Billion and Same-Store Sales Increased 3.2% ~

Brentwood, Tennessee, July 25, 2012 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 30, 2012.

Second Quarter Results
Net sales increased 9.6% to $1.29 billion from $1.18 billion in the prior year's second quarter. Same-store sales increased 3.2% compared to a 4.6% increase in the prior-year period. The same-store sales increase was driven primarily by continued strong results in key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise. The Company estimates that approximately $38 million of sales were pulled forward into the first quarter from the second quarter as a result of early spring weather, which is at the high end of the previously communicated range.

Each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011 due to the Company's 2011 fiscal year having 53 weeks versus the normal 52 weeks. Adjusting for the one-week calendar shift, same-store sales for the second quarter of 2011 increased 7.1%. Same-store sales for the four quarters and full year of 2011, adjusted for the one-week calendar shift, are presented in the attached table of Selected Financial and Operating Information.

Gross margin dollars increased 12.2% to $451.5 million from $402.5 million in the prior year's second quarter. As a percent of sales, gross margin increased to 34.9% from 34.1% in the prior year. The increase in gross margin as a percent of sales was primarily driven by the favorable impact of a lower percent of sales mix of low margin, big ticket seasonal and emergency response products.

Selling, general and administrative expenses, including depreciation and amortization, improved slightly to 21.8% of sales compared to 21.9% of sales in the prior year's second quarter. The improvement as a percent of sales was primarily attributable to expense control with respect to store personnel and other operating costs.

Net income for the quarter was $106.6 million, or $1.45 per diluted share, compared to net income of $91.2 million, or $1.23 per diluted share, in the second quarter of the prior year.

The Company opened 18 new stores compared to 16 new store openings in the prior year's second quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased with our ability to generate double-digit EPS growth during the second quarter, while operating in a stagnant economy and navigating weather shifts and unfavorable drought conditions. The pull-forward of spring category demand into the first quarter from the second quarter was at the high end of our previously communicated range, while all core C.U.E. businesses posted solid increases above last year. Our operating performance and 17th consecutive quarter of comp transaction count increases are testaments to the stability we have built in our business and continue to demonstrate the progress we are making on many of our key initiatives. We remain committed to our strategy of providing exceptional value to our customers, while we continue to evolve our assortments and the in-store experience.”

First Six Months Results
Net sales increased 14.8% to $2.31 billion from $2.01 billion in the first six months of 2011.  Same-store sales increased 6.7% compared to a 7.0% increase in the first six months of 2011.  Gross margin dollars increased 16.0% to $784.3 million, or 33.9% of sales, compared to $676.1 million, or 33.6% of sales, in the first six months of 2011.

Selling, general and administrative expenses, including depreciation and amortization, increased 9.3% to $550.0 million, but improved as a percent of sales to 23.8% compared to 25.0% for the first six months of 2011.

Net income was $146.9 million, or $2.00 per diluted share, compared to net income of $109.5 million, or $1.47 per diluted share, for the first six months of 2011.

The Company opened 51 new stores and closed one store in the first six months of 2012 compared to 42 new store openings during the first six months of 2011.

Company Outlook
Net sales for the full-year 2012 are now expected to range between $4.58 billion and $4.65 billion compared to the Company's previously expected range of $4.61 billion to $4.68 billion. Same-store sales for the year are now expected to increase 3.5% to 5.0% compared to the prior expectation for an increase of 4.0% to 5.5%. Based on stronger than expected net income per diluted share for the second quarter, the Company now anticipates net income per diluted share for the full-year 2012 will range between $3.58 and $3.66, compared to its previous guidance of $3.52 to $3.60.

Mr. Wright concluded, “Our second quarter performance shows the underlying strength of our core businesses, as well as our ability to manage through and respond to a wide array of variables. Our team is actively managing the product assortment to meet customer needs in the affected markets as the drought continues to spread and intensify. As demonstrated in the past, we have the ability to effectively react to seasonal variances. Looking to the second half of 2012, we remain energized about the opportunities we see ahead and will continue to build on the progress we have made in the areas of inventory management, merchandise allocation and regionalization. We have built a stable and differentiated business that serves a unique niche in the retail marketplace.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company's homepage at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through August 8, 2012.

About Tractor Supply Company
At June 30, 2012, Tractor Supply Company operated 1,135 stores in 45 states. The Company's stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:
As with any business, all phases of the Company's operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company's quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company's operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Second Quarter Ended				Six Months Ended
	June 30, 2012		June 25, 2011		June 30, 2012		June 25, 2011

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,291,899	100.0%	$1,178,363	100.0%	$2,312,316	100.0%	$2,014,939	100.0%
Cost of merchandise sold	840,438	65.1	775,866	65.9	1,528,055	66.1	1,338,836	66.4
Gross margin	451,461	34.9	402,497	34.1	784,261	33.9	676,103	33.6

Selling, general and administrative expenses	259,184	20.1	239,405	20.3	505,852	21.9	465,980	23.1
Depreciation and amortization	22,433	1.7	18,829	1.6	44,172	1.9	37,094	1.9

Income from operations	169,844	13.1	144,263	12.2	234,237	10.1	173,029	8.6
Interest expense, net	31	—	217	—	614	—	460	—

Income before income taxes	169,813	13.1	144,046	12.2	233,623	10.1	172,569	8.6
Income tax expense	63,192	4.8	52,886	4.5	86,674	3.7	63,074	3.2
Net income	$106,621	8.3%	$91,160	7.7%	$146,949	6.4%	$109,495	5.4%

Net income per share:
Basic	$1.48		$1.27		$2.05		$1.51
Diluted	$1.45		$1.23		$2.00		$1.47

Weighted average shares outstanding (000's):
Basic	71,814		72,007		71,704		72,368
Diluted	73,488		74,180		73,491		74,566

Dividends declared per common share outstanding	$0.20		$0.12		$0.32		$0.19

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2012	June 25, 2011
ASSETS
Current assets:
Cash and cash equivalents	$179,100	$185,517
Restricted cash	8,800	21,870
Inventories	946,934	875,483
Prepaid expenses and other current assets	56,331	46,363
Deferred income taxes	7,084	—
Total current assets	1,198,249	1,129,233

Property and equipment:
Land	41,821	31,146
Buildings and improvements	492,379	395,700
Furniture, fixtures and equipment	330,562	275,832
Computer software and hardware	117,521	103,541
Construction in progress	16,024	47,278
	998,307	853,497
Accumulated depreciation and amortization	(497,278)	(421,883)
Property and equipment, net	501,029	431,614

Goodwill	10,258	10,258
Other assets	12,876	11,758

Total assets	$1,722,412	$1,582,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$314,757	$351,763
Accrued employee compensation	29,325	19,317
Other accrued expenses	126,445	114,879
Current portion of capital lease obligations	35	33
Income taxes payable	64,160	42,431
Deferred income taxes	—	7,348
Total current liabilities	534,722	535,771

Capital lease obligations, less current maturities	1,263	1,300
Deferred income taxes	6,157	124
Deferred rent	76,667	72,301
Other long-term liabilities	36,464	32,672
Total liabilities	655,273	642,168

Stockholders' equity:
Common stock	652	639
Additional paid-in capital	335,899	269,864
Treasury stock	(539,909)	(380,249)
Retained earnings	1,270,497	1,050,441
Total stockholders’ equity	1,067,139	940,695

Total liabilities and stockholders’ equity	$1,722,412	$1,582,863

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Six Months Ended
	June 30, 2012	June 25, 2011
Cash flows from operating activities:
Net income	$146,949	$109,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,172	37,094
Loss on disposition of property and equipment	146	569
Stock compensation expense	9,309	6,989
Excess tax benefit of stock options exercised	(16,497)	(8,897)
Deferred income taxes	(5,887)	4,368
Change in assets and liabilities:
Inventories	(116,115)	(138,963)
Prepaid expenses and other current assets	(4,603)	(12,418)
Accounts payable	48,348	104,375
Accrued employee compensation	(18,936)	(15,259)
Other accrued expenses	(6,422)	(11,931)
Income taxes payable	68,783	43,059
Other	2,923	(1,120)

Net cash provided by operating activities	152,170	117,361

Cash flows from investing activities:
Capital expenditures	(65,566)	(74,084)
Proceeds from sale of property and equipment	—	138
Decrease (increase) in restricted cash	13,070	(21,870)
Proceeds from sale of short-term investments	—	15,913

Net cash used in investing activities	(52,496)	(79,903)

Cash flows from financing activities:
Excess tax benefit of stock options exercised	16,497	8,897
Principal payments under capital lease obligations	(19)	(74)
Restricted stock units withheld to satisfy tax obligations	(6,581)	(981)
Repurchase of common stock	(102,536)	(122,873)
Net proceeds from issuance of common stock	18,146	19,509
Cash dividends paid to stockholders	(23,046)	(13,758)

Net cash used in financing activities	(97,539)	(109,280)

Net increase (decrease) in cash and cash equivalents	2,135	(71,822)

Cash and cash equivalents at beginning of period	176,965	257,339

Cash and cash equivalents at end of period	$179,100	$185,517

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$86	$214
Income taxes	22,616	14,596

Non-cash accruals for construction in progress	1,181	576

Selected Financial and Operating Information
(Unaudited)

	THIRTEEN WEEKS ENDED			TWENTY-SIX WEEKS ENDED
	June 30, 2012	June 25, 2011	July 2, 2011	June 30, 2012	June 25, 2011	July 2, 2011
		(originally reported)	(adjusted for week shift) (b)		(originally reported)	(adjusted for week shift) (b)
Sales Information:
Total sales increase	9.6%	10.6%	13.2%	14.8%	13.4%	13.7%
Same-store sales increase	3.2%	4.6%	7.1%	6.7%	7.0%	7.3%
Non-comp sales (% of total sales)	6.0%	5.4%	5.3%	5.9%	5.6%	5.6%

Average transaction value	$45.70	$45.64	$45.58	$44.49	$42.90	$43.12
Comp average transaction value increase	0.1%	1.5%	2.6%	3.0%	1.6%	1.8%
Comp average transaction count increase	2.9%	3.1%	4.5%	3.4%	5.3%	5.4%

Store Count Information:
Beginning of period	1,117	1,027		1,085	1,001
New stores opened	18	16		51	42
Stores closed	—	—		(1)	—
End of period	1,135	1,043		1,135	1,043

Pre-opening costs (000's)	$1,549	$1,470		$3,613	$3,932

Balance Sheet Information:
Average inventory per store (000's) (a)	$793.1	$795.5		$793.1	$795.5
Inventory turns (annualized)	3.42	3.48		3.27	3.18
Share repurchase program:
Cost (000's)	$98,394	$69,727		$102,536	$122,873
Average purchase price per share	$88.96	$60.90		$88.34	$56.98

2011 SAME-STORE SALES: ORIGINALLY REPORTED AND ADJUSTED FOR WEEK SHIFT(b)
(unaudited)
	FISCAL 2011

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Same-store sales increase (originally reported)	10.7%	4.6%	11.5%	7.6%	8.2%
Same-store sales increase (adjusted for week shift)	7.6%	7.1%	11.9%	7.1%	8.3%
Impact of week shift	(3.1%)	2.5%	0.4%	(0.5%)	0.1%

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Due to the 53-week fiscal 2011, each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011. The chart above presents same-store sales for 2011 as originally reported and as adjusted to represent the same 13-week period as the 2012 fiscal quarters. The adjusted 13-week periods end on April 2, 2011, July 2, 2011, October 1, 2011 and December 31, 2011, respectively.